Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-218192) of Washington Federal, Inc. of our report dated September 7, 2016, with respect to the consolidated financial statements of Anchor Bancorp, which report appears in the Annual Report on Form 10-K of Anchor Bancorp for the year ended June 30, 2016, and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.
/s/ Moss Adams LLP

Everett, Washington
June 23, 2017